                                                                   Exhibit 10.13

                            ASSET PURCHASE AGREEMENT

                                    Between

                    ALL-SECURITY MONITORING SERVICES, L.L.C.

                                       as

                                   PURCHASER

                                      and

                         NORTHERN CENTRAL STATION, INC.

                                       as

                                     SELLER



                            Dated February 25, 1997

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of February 25, 1997, is entered into by and between All-Security Monitoring Services, L.L.C., an Illinois limited liability company ("Purchaser"), and Northern Central Station, Inc., a New Jersey corporation ("Seller").

     Purchaser and Seller hereby agree as follows:

      1.    DEFINITIONS AND USE OF TERMS

      Definitions. The following terms shall have the meanings assigned below when used in this Agreement:

      1.1. "Account" shall mean an agreement between a Subscriber and Seller pursuant to which the Central Monitoring Station monitors on a remote basis the security alarm system of a Subscriber;

      1.2.  "Adjustment" has the meaning assigned in Section 3.2.2 (c);

      1.3. "Applicable Law" shall include any law, rule, regulation, order, injunction, notice, approval or judgment of any federal, state, or local government or governmental department, agency, board or the like, which applies to any of the Assets or the Purchased Business, and any agreement with any such government or governmental department, agency or board relating to compliance with any of the foregoing;

      1.4.  "Assets" has the meaning assigned in Section 2.1;

      1.5.  "Assumed Liabilities" has the meaning assigned in Section 2.5;

      1.6.  "Be-Protected" has the meaning assigned in Section 2.3;

      1.7.  "Be-Protected Accounts Receivable" has the meaning assigned in
Section 2.4.3 (a);

      1.8.  "Be-Protected Acknowledgment" has the meaning assigned in Section
2.4.3 (a);

      1.9. "Central Monitoring Station" shall mean the central monitoring station which is owned by Seller as of the Execution Date and the Closing Date and which monitors on a remote basis the security alarm systems of the Subscribers;

      1.10. "Closing" has the meaning assigned in Section 3.1;

      1.11. "Closing Date" has the meaning assigned in Section 3.1;

      1.12. "Contract" means Assets of the type described in Section 2.1(a), (c) and (g);

      1.13. "Contract Assignment Agreement" has the meaning assigned in Section 4.10;

      1.14. "Dealer" means a customer of Seller who has designated Seller to monitor on a remote basis the security alarm systems of those Subscribers who have contracted with Dealer to obtain such monitoring services from Seller;

      1.15."Deferred Accounts" has the meaning assigned in Section 2.4.3 (b).

      1.16. "Effective Time" means the opening of business on the Closing Date;

      1.17. "Eligible Receivables" means all of Seller's accounts receivable purchased hereunder less all of the accounts receivable of account debtors whose accounts receivable were in excess of $2,000.00 and over 60 days past due as of the Closing Date;

      1.18. "Employee" means a person employed by Seller immediately prior to the Effective Time;

      1.19. "Excluded Assets" means all assets other than the Assets purchased hereunder as described in Section 2.1 hereof.

      1.20. "Execution Date" means the date first written above;

      1.21. "Financial Statements" means Seller's unaudited statement of income and balance sheet compiled but not audited by Seller's Accountant for the twelve month period ending on October 31, 1996 (presented on an accrual basis);

      1.22. "FSS" has the meaning assigned in Section 2.4.3 (b);

      1.23. "FSS Agreements" has the meaning assigned in Section 2.4.3 (b);

      1.24. "Income Tax Returns" means Seller's federal income tax returns for the periods ending October 31, 1993, October 31, 1994 and October 31, 1995;

      1.25. "Intellectual Property" means all of the patents, trademarks, trade names (including "Northern Central Station" and the corporate name "Northern Central Station, Inc."), service marks, trade secrets, designs, know-how, copyrights, computer programs and software, registrations and applications and rights relating to any of the foregoing, and all other proprietary rights and information relating to or used by Seller;

      1.26. "Intercreditor Agreement" has the meaning assigned in Section 2.4.3
(c).

      1.27. "Interim Period" means the period beginning on the Execution Date and ending on the Closing Date;

      1.28. "License Assignment Agreement" has the meaning assigned in Section 4.9;

      1.29. "Loss" shall mean any liability, loss, damage, claim, cost, deficiency, obligation, or expense (including penalties and reasonable legal fees and costs) incurred by a party;

      1.30. "Permits" means all governmental licenses, registrations and permits, and applications therefor;

      1.31. "Personal Property Lease Assignment Agreements" has the meaning assigned in Section 4.8;

      1.32. "Purchased Business" means the entire remote alarm monitoring business conducted by Seller as of the Execution Date and the Closing Date;

      1.33. "Purchaser's Accountants" means the independent public accounting firm of Arthur Andersen & Co.;

      1.34. "Reliable Hawk Accounts" has the meaning assigned in Section 2.3;

      1.35. "Reliable Hawk Purchase Price" has the meaning assigned in Section
2.4.2 (b);

      1.36. "RMR" shall mean the recurring monthly gross revenue contracted for by the Purchased Business in consideration for the monitoring services provided to Subscribers;

      1.37. "RMR Reports" means the reports prepared by Seller and delivered to Purchaser detailing the RMR due from each Dealer as of November 30, 1996, December 31, 1996 and January 31, 1997;

      1.38. "Sellers' Accountant" means the independent public accounting firm of John F. Chiodi;

      1.39. "Seller's Principals" means Jeffrey Goldberg and William Paynton.

      1.40. "Subscriber" means a customer to whom Seller is entitled by contract to provide remote monitoring services for the security alarm system installed on that customer's premises;

      1.41."UL Certificates" has the meaning assigned in Section 4.11

      1.42. "United Federated Letter" means a letter from Seller to United Federated Security, Inc. stating that commencing March 1, 1997 United Federated Security, Inc. will pay for monitoring services for its Subscribers' Accounts on a current basis, which letter will be acknowledged and agreed in writing by United Federated Security, Inc..

      1.43. "Unrelated Party" means any person who is not a shareholder, officer or director of Seller or is not a business entity controlled by or under common control with any such person(s); and

      1.44. "Waste Material" means any pollutant, contaminant, hazardous or toxic material or other material now or in the past produced, discharged, stored or emitted by the Purchased Business or on the real estate occupied by the Purchased Business.

      1.45. Other Terms. In this Agreement:

            (a) any representation or warranty made "to the knowledge" of a party shall mean that the party is making the representation on the basis of the actual knowledge of the party or, in the case of a corporation, its officers and directors, in either event, after due inquiry; and

            (b) "including" shall indicate examples of a foregoing general statement and is not a limitation on that general statement.

      2.    SALE AND PURCHASE OF ASSETS; PURCHASE PRICE.

      2.1. Sale and Purchase of Assets. Upon the terms and subject to the conditions contained in this Agreement, Seller hereby agrees to sell, and Purchaser hereby agrees to purchase, all of Seller's assets and properties, tangible and intangible, real, personal or mixed, of and pertaining to or used in the Purchased Business, wherever located, whether known or unknown, and whether or not reflected on the books and records of Seller (the "Assets"). The Assets do not include any of Seller's right, title or interest in the real estate on which the Central Monitoring Station is located. The Assets include, but are not limited to, the following:

            (a)   all right, title and interest in all of Seller's Accounts;

            (b) the tangible personal property of Seller listed on Schedule 2.1(b) ;

            (c) all leases relating to the tangible personal property and Intellectual Property which are listed on Schedule 2.1(c), under which Seller is lessee or conditional buyer;

            (d) all right, title and interest in the telephone lines related to the Accounts and Seller's general telephone line, all of which are listed on Schedule 2.1(d);

            (e) all accounts receivable listed on Schedule 2.1(e) in the amounts set forth on Schedule 2.1(e);

            (f)   all prepaid expenses and deposits related to the Assets;

            (g)   all Intellectual Property;

            (h)   all Permits;

            (i) copies of all records of sales, Dealer lists, Subscriber lists, customer lists and supplier lists;

            (j) copies of all books, documents, records and files relating to the Assets, including but limited to, the accounts receivable purchased hereunder and the Assumed Liabilities (as defined below), including all related financial and accounting records and all computer programs;

            (k)   the goodwill of Seller as a going concern;

      2.2. Title. Title to the Assets shall be conveyed to Purchaser free and clear of all liens, claims, encumbrances or restrictions except for such liens as are specifically listed on Schedule 2.2 hereto.

      2.3. Purchase Price. The purchase price ("Purchase Price") of the Assets shall be____________________________ Dollars ($______________). In addition,
Purchaser shall assume those (but only those) liabilities and obligations of Seller stated in Section 2.5. The parties acknowledge and agree that the Purchase Price as set forth herein does not include payment for the Accounts monitored for Subscribers who are the customers of Reliable Hawk, Inc. (approximately 2,200 Accounts) (the "Reliable Hawk Accounts"), payment for which will be made as provided in Section 2.4.2 hereof or payment for the Deferred Accounts (approximately 235 Accounts) monitored for Subscribers who are customers of Be-Protected Alarm Company ("Be-Protected"), payment for which will be made as provided in Section 2.4.3(c) and (d) hereof provided that the conditions stated in those sections are satisfied.

      2.4.  Payment.

            The Purchase Price shall be paid by Purchaser to Seller and Seller's Principals at Closing, at Seller's option, by means of a certified or cashier's check or wire by transfer in accordance with wire transfer instructions to be provided by Seller. Schedule 2.4.1 sets forth the allocation of the Purchase Price as between Seller and each of Seller's Principals. Exhibit 2.4.1 is a letter of instruction from Seller and Seller's Principals directing Purchaser to pay the entire Purchase Price to the law firm of Williams, Caliri, Miller & Otley for distribution to Seller and Seller's Principals.

      2.5.  Reliable Hawk.

            (a) In addition to the payment of the Purchase Price as set forth in Section 2.4.1 above, if Purchaser provides monitoring services to the Reliable Hawk Accounts, Purchaser shall pay to Seller (or Seller's Principals if so directed in writing by Seller), within thirty (30) days of receipt thereof, __% of all cash receipts (regardless of when received) for providing monitoring services to the Reliable Hawk Accounts (net of any refunds), for a period of three (3) years commencing on the Closing Date.

            (b) In the event that Purchaser (or any affiliate of Purchaser) purchases the Reliable Hawk Accounts, the Purchase Price shall be increased by an amount equal to two times (2X) the annualized RMR of the Reliable Hawk Accounts purchased. Purchaser shall, within thirty (30) days of the closing of such purchase, pay the increased amount of the Purchase Price (the "Reliable Hawk Purchase Price") to Seller and Seller's Principals, in such proportions as Purchaser is directed in writing by Seller. Any amounts paid pursuant to Section 2.4.2 (a) shall be credited against the Reliable Hawk Purchase Price. In addition, Purchaser may setoff against the Reliable Hawk Purchase Price any amounts due Purchaser from Seller or Seller's Principals pursuant to this Agreement.

      2.6.  Be-Protected Alarm Company.

            (a) Be-Protected is indebted to Seller for an estimated Twenty One Thousand Dollars ($21,000.00) in monitoring fees for service provided prior to the Closing (the "Be-Protected Accounts Receivable"). Seller has agreed, that at or prior to Closing, Seller will obtain from Be-Protected and deliver to Purchaser, subject to Purchaser's reasonable approval, Be-Protected's written acknowledgment of its obligation to pay to Purchaser the entire amount of the Be-Protected Accounts Receivable over a period of one year from Closing in twelve equal installments, as well as its commitment to pay on a current basis all monitoring fees for all Be-Protected Accounts other than the Deferred Accounts (the "Be-Protected Acknowledgment"). The Be-Protected Acknowledgment will include Be-Protected's agreement to pay one percent (1%) a month interest on all amounts that are not paid when due. Seller agrees that if Seller does not deliver the Be-Protected Acknowledgment at or prior to Closing, the Purchase Price will be reduced by (i) the amount of the Be-Protected Accounts Receivable, which shall remain the property of Seller and, (ii) provided Purchaser elects to discontinue monitoring services with respect to such Be-Protected Accounts (which will be evidenced by a writing to that effect delivered to Seller at Closing and notice to Be-Protected to be delivered as soon as practicable after the Closing two times (2X) the annualized RMR of all Be-Protected Accounts included in the Accounts to be purchased by Purchaser and such Be-Protected Accounts shall remain the property of Seller.

            (b) Schedule 2.4.3(b) is a true and complete list of all Accounts for which Seller has agreed to accept payment from Be- Protected for monitoring services on a deferred basis (the "Deferred Accounts"). All of the Deferred Accounts are owned by Be- Protected Alarm Company. The purchase of the Deferred Accounts by Be-Protected was financed by Financial Security Services, Inc. ("FSS"), pursuant to certain loan and security agreements (the "FSS Agreements").

            (c) Purchaser agrees to Purchase the Deferred Accounts from Seller, but only if all of the following conditions are met: (i) Purchaser receives within ten (10) days of Closing, true and complete copies of the FSS Agreements; (ii) there are no liens on any

      Accounts owned by Be-Protected other than those in connection with the FSS Agreements; (iii) within sixty (60) day of Closing, Purchaser and Be-Protected enter into an agreement governing the payment of the amounts due with respect to the Deferred Accounts, which shall include a security interest in all of Be-Protected's Accounts, ranking junior to only the liens of FSS pursuant to the FSS Agreements, which agreement shall be satisfactory to Purchaser in its sole discretion; and (iv) within sixty
      (60) days of Closing, Purchaser and FSS enter into an intercreditor agreement (the "Intercreditor Agreement"), satisfactory to Purchaser in its sole discretion, pursuant to which Purchaser would receive notice of and have the option to cure any defaults of Be-Protected under the FSS Agreements and pursuant to which Purchaser would be assigned Be-Protected's ownership interest in the Deferred Accounts upon such default by Be-Protected and cure by Purchaser. If all of the conditions of this Section 2.4.3(c) are satisfied, then Purchaser shall purchase the Deferred Accounts from Seller at a purchase price equal to two times (2X) the annualized RMR of the Deferred Accounts so purchased, payable ten (10) business days following the satisfaction of all of the conditions contained in this Section 2.4.3(c). The purchase price for the Deferred Accounts shall be paid to Seller and/or Seller's Principals as directed by Seller.

            (d) In the event that all of the conditions contained in Section 2.4.3(c) are not satisfied or waived by Purchaser within ninety (90) day of the Closing Date, Purchaser in its sole discretion may elect to either:

                  (i) not purchase the Deferred Accounts and discontinue monitoring services for the Deferred Accounts, or

                  (ii) purchase the Deferred Accounts and continue to provide monitoring services to those Accounts. If the Deferred Accounts are purchased pursuant to this Section 2.4.3(d) the purchase price for the Deferred Accounts so purchased shall be two times (2X) the annualized RMR for such Accounts, provided, however, that such purchase price shall only be payable out of monitoring fees received by Purchaser for services provided to such Accounts, as follows:
            Purchaser shall pay to Seller (or Seller's Principals if so directed in writing by Seller), within thirty (30) days of receipt thereof, fifty percent (50% ) of all cash receipts for providing monitoring services to the Deferred Accounts (net of any refunds), until such time as the purchase price of the Deferred Accounts has been paid in full.

      2.7.  Assumption of Certain Liabilities

            (a) Purchaser shall assume, pay, fulfill perform or otherwise discharge only the following liabilities and obligations of Seller to Unrelated Parties ("Assumed Liabilities") on the Closing Date:

                  (i)   only those of Seller's liabilities set forth on schedule
            2.5.1 (a) in the amount reflected on Schedule 2.5.1(a) as of the Closing Date;

                  (ii) all liabilities and obligations of the Purchased Business accruing on and after the Closing Date under contracts, agreements, licenses, leases and similar documents which are to be transferred to Purchaser pursuant to this Agreement, specifically including the obligation to provide, during the term of each Subscriber's or Dealer's contract with Seller, continuing monitoring services to all such Subscribers and Dealers; and

                  (iii) those liabilities and obligations of Seller otherwise specifically assumed by Purchaser in this Agreement as set forth on
            Schedule 2.5.1(c).

            (b) Except as provided in Section 2.5.1, Purchaser shall not be required to assume, pay, perform, defend or discharge any, and Seller shall retain, pay, perform, defend and discharge all, of Seller's liabilities and obligations of any and every kind whatsoever, whether disclosed, undisclosed, direct, indirect, absolute, contingent, secured, unsecured, accrued or otherwise, whether known or unknown. Further, Purchaser shall not assume or agree to pay, perform or discharge, nor shall Purchaser be, directly or indirectly responsible for, any obligation or liability of Seller with respect to the breach of any contract or commitment prior to the Closing Date, or any action, suit or proceeding pending at the Closing which is asserted in respect of the conduct by Seller of its business prior to the Closing Date.

      2.8. Subsequent Documentation. At any time and from time to time after the Closing, upon the request of Seller or Purchaser and without further consideration and at no cost to the other party, but with Purchaser and Seller bearing their own respective expenses incident thereto, Seller and Purchase shall do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, assumptions, powers of attorney and assurances:

            (a) as may be required for assigning transferring, granting and conveying to Purchaser or its successors and assigns, or for aiding and assisting in collecting and reducing to possession and control of Purchaser or its successors and assigns, all of the Assets; or

            (b) as may be required for the better assigning, assuming, obligating, assuring and confirming to Seller that the Assumed Liabilities are assumed and to provide to Seller evidence of such undertaking and the discharge of such undertaking by Purchaser.

      2.9. Allocations. The Purchase Price shall be allocated among the Assets in accordance with Schedule 2.7. In filing their respective income tax returns in any jurisdiction, the parties shall use the allocations of the Purchase Price set out in Schedule 2.7.

      2.10. Transfer Instruments and Taxes. The sale, transfer, assignment and delivery of the Assets by Seller to Purchaser shall be effected at the Closing by instruments of transfer and conveyance (with any necessary transfer and documentary stamps) sufficient in form and substance to vest in Purchaser good, valid and marketable title to all of the Assets. Seller shall take all other steps as may be reasonably necessary to put Purchaser in actual possession and operating control of the Assets. To the extent any sale, transfer, use or other similar taxes may be imposed by reason of such sale, transfer, assignment and delivery of the Assets, Seller shall pay all such taxes. Seller shall make any filings required as a result of the transactions contemplated by this Agreement with the New Jersey taxing authorities.

      2.11. Consent to Assignment. To the extent that the assignment of any Contract, Permit or Intellectual Property shall require the consent of another person, this Agreement shall not constitute an agreement to assign the Contract, Permit or Intellectual Property if an attempted assignment would constitute a breach thereof. Seller and Purchaser shall cooperate with each other in obtaining and shall jointly attempt to obtain the consent of any other party to a Contract, or the issuer of a Permit for the assignment thereof to Purchaser. If any such consent is not obtained, to the extent permitted by applicable law, Seller shall cooperate with Purchaser to provide for Purchaser the benefits under such Contract, Permit or Intellectual Property, including enforcement, for the benefit of Purchaser, of any and all rights of Seller against any other party. Purchaser, at its option, may elect to buy out any personal property lease where the lessor does not consent to the assignment of such lease to Purchaser on its then existing terms.

      2.12. Original Documents. Seller shall deliver to Purchaser at Closing and Purchaser shall thereafter retain all the original books, records, files, contracts and other documents referred to in Section 2.1 hereof arising out of or related to Seller's business prior to Closing (collectively, the "Original Records") except for Seller's corporate minute books and records of shareholders' and directors' meetings; provided, however, that Seller shall have the right for a period of four (4) years after Closing, to copy any and all such Original Records during normal business hours and upon reasonable notice to Purchaser.

      3.    CLOSING AND POST CLOSING ADJUSTMENTS.

      3.1. Closing. The consummation of the sale and purchase hereunder (the "Closing") shall be effected by facsimile transfer of documents and by wire transfer of funds at 10:00 a.m. Chicago time on February 28, 1997 (the "Closing Date") or at such other place and time as the parties may agree.

      3.2.  At or prior to Closing, Seller shall execute and deliver to
Purchaser: (i) this Agreement; (ii) a bill of sale evidencing the transfer to Purchaser of the Assets (the "Bill of Sale"); (iii) the Assumption Agreement;
(iv) the Personal Property Lease Assignment Agreements; (v) the Contract Assignment Agreements; (vi) the License Assignment Agreements; (vii) the Permit Assignment Agreements; (viii) certified copies of Seller's Certificate of Incorporation, By-laws and the corporate proceedings authorizing the transactions contemplated by this Agreement; (ix) a Certificate of Good Standing dated as of a recent date issued by the Secretary of State of the State of New Jersey; (x) the form of amendment to Seller's Certificate of Incorporation pursuant to which Seller's name will be changed immediately following the Closing as provided in Section 4.9 and (xi) Seller's Opinion of Counsel. In addition, Seller shall obtain and deliver to Purchaser at Closing: (xii) the Be-Protected Acknowledgment ; and (xiii) the United Federated Letter;

      3.3.  At or prior to Closing Purchaser shall execute and deliver to
Seller: (i) this Agreement; (ii) the Purchase Price, payable by means of a certified check, cashier's check or wire transfer, as directed by Seller; (iii) the Assumption Agreement; (iv) the Personal Property Lease Assignment Agreements; (v) the Contract Assignment Agreements; (vi) the License Assignment Agreements; (vii) the Permit Assignment Agreements; (viii) certified copies of Purchaser's Articles of Organization, Operating Agreement and the proceedings authorizing the transactions contemplated by this Agreement.

      3.4. Adjustments. Purchaser and Seller have agreed that the Purchase Price as set forth in Section 2.1 shall be subject to the following post-closing adjustments:

      3.5.  February Month End Adjustment.

            Schedule 3.2.1 contains the parties' estimate, as of the Closing Date, of the net difference between the value of Seller's accounts receivable (excluding those of Be-Protected) to be purchased by Purchaser and Seller's liabilities to be assumed by Purchaser pursuant to this Agreement. Seller will deliver to Purchaser by no later than five (5) business days following the Closing, the actual amounts for each of the items listed on Schedule 3.2.1. Within five (5) business days of delivery of the revised amounts, Purchaser or Seller, as appropriate, shall pay to the other, as directed by the receiving party, the amount of the difference between the estimate contained on Schedule 3.2.1 and the revised net difference as determined pursuant to this Section 3.2.1.

      3.6.  Sixty Day Adjustment.

            Purchaser and Seller have agreed that sixty (60) days following the Closing there shall be a final adjustment of the Purchase Price based on a post-closing review of the accounts receivable purchased pursuant to this Agreement and the RMR of the Accounts purchased pursuant to this Agreement, as of the Closing Date.

      3.7.  Accounts Receivable Adjustment. Seller has agreed that within ten
(10) days following the Closing, Seller's Accountant will survey all of the Dealers who are the account debtors on the Eligible Accounts Receivable to confirm their respective accounts receivable as of the Closing Date. Within five
(5) days of the completion of the survey, Seller's Accountant will deliver to Seller and Purchaser a written report of the results of its survey. The value of the accounts receivable being purchased hereunder (which was calculated as the sum of Seller's Eligible Receivables) as reflected on Schedule 3.2.1 (as revised pursuant to Section 3.2.1) shall be adjusted to reflect the Eligible Receivables so confirmed. Any increase in the amount of such Eligible Receivables shall be paid by Purchaser to Seller and any decrease shall be paid by Seller to Purchaser as provided in Section 3.2.2(c).

      3.8.  RMR Adjustment. Seller and Purchaser have agreed that within ten
(10) days following the Closing Purchaser will survey each of the Dealers listed on Schedule 4.20, to determine that on the Closing Date each such Dealer had a continuing agreement with Seller for Seller to provide monitoring services for their Accounts and to confirm the contracted amount of RMR for which such agreements existed as of the Closing Date. Within five (5) days of the completion of the survey, Purchaser will deliver to Seller a report detailing the results of the survey. The Purchase Price hereunder shall be increased or decreased , as appropriate, by two times (2X) the difference in the RMR of the Accounts to be purchased as determined pursuant to this Section 3.2.2(b) and the RMR reflected on Schedule 4.20. In making the adjustment calculation required by this Section 3.2.2(b) the RMR of the Reliable Hawk Accounts, the Deferred Accounts and any Be-Protected Accounts excluded from the purchase and sale hereunder pursuant to Section 2.4.3(a) shall be excluded.

      3.9. The net adjustments pursuant to Sections 3.2.2(a) and 3.2.2(b) shall be reflected in an adjustment report to be prepared by Purchaser (the "Adjustment Report") and delivered to Seller no later than ten (10) days following the receipt of the survey reports pursuant to Section 3.2.2(a) and 3.2.2(b). Provided that there is no dispute among the parties, sixty (60) days following the Closing Date the net amount of the adjustments shall be paid to Purchaser or Seller (and Seller's Principals, if so directed by Seller), as appropriate, as directed by the party to which payment is due. Any payments due from Seller hereunder shall be paid by Seller and Seller's principals in the same proportions as they received their respective shares of the Purchase Price pursuant to Section 2.4.1.

      3.10. If either Purchaser or Seller disputes the amount reflected in the reports of Seller's Accountant and/or Purchaser delivered pursuant to Sections 3.2.2(a) and 3.2.2(b) or the net adjustment reflected in the Adjustment Report, the amount of the adjustment due under this Section 3.2.2 shall be determined by arbitration as provided in Section 8. Notwithstanding the foregoing, if the net amount in dispute is less than Five Thousand Dollars ($5,000.00) than the adjustment amount shall be as reflected in the Adjustment Report.

      4.    REPRESENTATIONS WARRANTIES AND COVENANTS OF SELLER

      As of the Execution Date (for all matters arising prior thereto) and as of the Closing Date, Seller, Jeffrey Goldberg, William Paynton and Desmond Starr represent and warrant to Purchaser as follows:

      4.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own its assets and to conduct its business in the manner in which it is now conducted. Seller is duly qualified to do business in, and is in good standing under the laws of, each jurisdiction in which the ownership or leasing of the Assets or the conduct of the Purchased Business requires such qualification, which jurisdiction are listed on Schedule
4.1. Seller has no equity interest in and does not control, through stock ownership or otherwise, any corporation, partnership, joint venture or other business entity. Attached hereto as Exhibits 4.1A, 4.1B and 4.1C, respectively, are certified copies of Seller's Certificate of Incorporation and By-laws, including all amendments through the Closing Date and a Certificate of Good Standing issued by the Secretary of State of New Jersey dated as of a recent date. Jeffrey Goldberg, William Paynton and Desmond Starr are the only shareholders of Seller.

      4.2. Power and Authority. Seller has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. The President of Seller has been duly authorized to execute this Agreement on behalf of Seller. Attached hereto as Exhibit 4.2 is a true and complete copy of the corporate actions taken by the Seller and its shareholders authorizing the transactions contemplated by this Agreement.

      4.3.  Financial Condition.

            (a) Seller has delivered to Purchaser its Financial Statement, consisting of Seller's unaudited statements of income and balance sheets compiled but not audited by Seller's Accountant for the twelve month period ending on October 31, 1996, and its RMR Report for months of November and December 1996 and January , 1997. The Financial Statement and the RMR Reports fairly presents the financial condition, assets, liabilities, equity and results of operations of Seller as of their respective dates and periods and are correct in all material respects, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved._ TC "Financial Condition." \f C \l "2" _

            (b) Seller has delivered to Purchaser its Income Tax Returns for calendar years 1992, 1993 and 1994, attached as Exhibit 4.3.2. The Income Tax Returns are correct and complete in all material respects.

            (c) The tangible property and Intellectual Property used in the conduct of Seller's business included in the Assets are not damaged, are fit for their particular use, and are not defective, such that they are of a quantity and quality usable in the ordinary course of the business of Seller, and are in the amounts reflected on the October 31, 1996 Financial Statement, subject only to changes in the ordinary course of business. All such property reflected on the October 31, 1996 Financial Statement are stated at not more than cost, and have been adjusted to reflect damaged or otherwise not readily usable items. All such property is located at Seller's principal place of business.

            (d)   The accounts receivable included in the Assets and listed on
      Schedule 4.3.4 are valid receivables, collectible to the extent of the excess thereof over any reserves, discounts and allowances specifically included in the October 31, 1996 Financial Statement and on Schedule 4.3.4, and are subject to no defenses, counterclaims or set-offs other than those disclosed on Schedule 4.3.4. Schedule 4.3.4 also includes a list of all prepaid accounts receivable and the amounts and periods of prepayment for each such prepaid account.

      4.4. Absence of Undisclosed Liabilities. Seller has no liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due, including liabilities for taxes and interest and penalties thereon) except (a) the Assumed Liabilities, and (b) the liabilities and obligations set forth on Schedule 4.4 which will be retained by Seller. There are no liabilities related to the telephone lines being acquired by Purchaser pursuant to Section 2.1(d) (e.g., no ongoing Yellow Pages advertisements) other than the obligation to pay the future line and usage charges for those telephone lines.

      4.5. Tax Returns. Seller has filed with the appropriate governmental agencies all required tax returns, is not in default with respect to any such filing, is not delinquent in payment of any taxes due to any taxing authority and has paid or made adequate provision or reserves for all taxes (including all federal, state and local income taxes, withholding, corporate and excise taxes, sales taxes, real and personal property taxes, unemployment insurance, occupation, social security and Medicare taxes, and interest and penalties thereon) payable by it, or attributable to periods prior to the Closing Date. Seller has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any tax. The federal income tax returns of Seller have never been audited by the United States Internal Revenue Service. No deficiency in tax payment is claimed by the United States Internal Revenue Service or any other tax authority for any of Seller's taxable years. There are no tax audits currently pending with respect to Seller. To the best of Seller's knowledge, there is no basis for assessment of any deficiency in federal or state income taxes or any other taxes or governmental charges against Seller.

      4.6. Absence of Certain Changes. Except as disclosed on Schedule 4.6, since December 31, 1996 through the Closing Date there has not been and will not be:

            (a) any material adverse change in the financial condition, assets, liabilities, equity, operations, business or prospects of Seller;

            (b) any obligation or liability incurred by Seller other than obligations and liabilities incurred in the ordinary course of business;

            (c) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting any Assets;

            (d)   any mortgage, encumbrance or lien placed on any of the Assets;

            (e) any purchase or sale or other disposition or any agreement or other arrangement for the purchase or sale or other disposition of any material assets;

            (f) any change in the compensation or benefits payable or to become payable by Seller to any of its officers, employees or agents or any new bonus payment or arrangement or employee benefit made to or with any of them;

            (g) any change with respect to the management or supervisory personnel of Seller; or

            (h) any other event or condition of any character materially and adversely affecting the financial condition or business of Seller.

      4.7. Real Estate. Seller does not own any real estate and does not lease any real estate to others. Seller has valid leasehold interests in all real estate that it leases from others and the improvements situated thereon. Seller is not in default under the lease for Seller's Central Monitoring Station, nor is there any event or occurrence which with notice or passage of time will constitute a default under such lease. The lease for the real estate on which the Central Monitoring Station is located is currently in effect and will stay in effect for the entire Transition Period.

      4.8. Tangible Personal Property. Seller has and will transfer to Purchaser good title to all of the Assets, as reflected on Schedule 4.8. Seller has valid leases for all tangible personal property which it leases from others, all of which are identified on Schedule 4.8. On or prior to the Closing Date, all leases with respect to the tangible personal property of Seller identified on Schedule 4.8, including the lease with respect to the MAS System and all the equipment related thereto, shall have been assigned to Purchaser pursuant to agreements substantially in the form of Exhibit 4.8 hereto (the "Personal Property Lease Assignment Agreements"). The machinery, equipment, furniture and fixtures, computer hardware and software used by Seller are in good operating condition and repair, normal wear and tear and required maintenance (which has heretofore been regularly performed) excepted, and are suitable and fit for the purposes for which they are currently being used.

      4.9. Intellectual Property. Schedule 4.9 lists and briefly describes all of the Intellectual Property owned or used under license, and specifies in each case whether Seller is owner, licensor or licensee of any Intellectual Property. All license agreements and all other instruments relating to licenses, including the Monitoring Automation Systems license, are described in Schedule 4.9 and true and complete copies thereof have been provided to Purchaser. None of the Intellectual Property has been held or stipulated to be invalid in any litigation which has been concluded and the validity of none of the Intellectual Property has been questioned in any litigation currently pending or, to the best knowledge of Seller, threatened. Seller owns or possesses under lease, license, or otherwise all intellectual property necessary to sell its services and the performance by Seller of such services does not infringe any rights of any other person. Seller has not received any notice of conflict thereof with the asserted rights of others, and Seller has the right to bring an action for any infringement of its Intellectual Property. On or prior to the Closing Date, all licenses with respect to Intellectual Property as to which Seller is licensee shall be assigned to Purchaser pursuant to License Assignment Agreements in the form of Exhibit 4.9 ("License Assignment Agreements"). Immediately following the Closing Date Seller shall change its name from Northern Central Station, Inc. to another name dissimilar to its present name and do such other things as shall be necessary or desirable to permit Purchaser to assume and use the Seller's name from and after the Closing Date.

      4.10. Contracts. Schedule 4.10 is a true and complete list of all Contracts (other than contracts with Dealers and Subscribers, all of which and the related Accounts are listed on Schedule 4.20 and those Contracts listed on Schedules 4.8 and 4.9) being purchased by Purchaser pursuant to this Agreement which are not otherwise listed on Schedules 4.8 or 4.9. All such Contracts (including those with the parties listed on Schedules 4.8, 4.9 and 4.20) are enforceable against the parties thereto in accordance with their respective terms. No default exists with respect to any such Contracts and no event or occurrence exists which with notice or passage of time will result in a default. On or prior to the Closing Date, all such Contracts shall be assigned to Purchaser pursuant to Contract Assignment Agreements in the form of Exhibit 4.10 ("Contract Assignment Agreements"). The contracts with the Dealers and Subscribers reflected on Schedule 4.20 shall be assigned to Purchaser pursuant to a single Contract Assignment Agreement assigning all such contracts which shall be listed on a schedule thereto. Except for the Contracts listed on Schedules 4.7, 4.9, 4.10 and 4.20, there is no Contract related to the Accounts or other Assets being purchased hereunder:

            (a)   extending for a period of time longer than 12 months;

            (b)   involving expenditures or receipts in excess of $3,000;

            (c) relating to the borrowing of money or guarantying any obligation for borrowed money or otherwise, other than endorsements for collection;

            (d)   with any insider or any affiliate;

            (e) prohibiting or substantially restricting Seller from freely engaging in business in any part of the world;

            (f)   with any Dealer; or

            (g) any other contract, commitment or lease outside of the usual and ordinary course of business.

      4.11. Permits. There are no Permits required by Applicable Law for Seller to own all of the Assets and to operate the Purchased Business as now conducted.
Schedule 4.11 contains a true and complete list of all Underwriters Laboratories certifications issued to Seller in connection with its operation of the Central Monitoring Station (the "UL Certificates"). All such UL Certificates are currently in effect..

      4.12. Compliance with Applicable Law and Permits. Seller is conducting, and has conducted, the Purchased Business in compliance with all Applicable Laws and the UL Certificates , and has received no notice that it is in breach of any such Applicable Law or UL Certificate. Seller and to its knowledge its predecessors in possession of the real estate on which Seller's Central Monitoring Station is located have processed, stored, disposed, transported, handled, emitted, discharged, and released any Waste Material, whether on or off such real estate. No Waste Material, tanks, containers, cylinders, drums or cans were buried on such real estate by Seller or to its knowledge, any other party during or preceding Seller's leasing of such real estate. Seller has no internal or external environmental audit reports prepared by or for Seller. There is no applicable state or local law, rule, regulation which applies to any of the Accounts being purchased pursuant to this Agreement that would prohibit or place any financial burden on Purchaser were Purchaser to monitor such Accounts from a central monitoring station located in the State of Illinois.

      4.13. No Conflict. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Seller will result in the violation of the Certificate of Incorporation or By-laws of Seller or any resolutions of its shareholders or board of directors; any Contract; or any Applicable Law or Permit. Seller is not required to give prior notice to, or obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority, creditor or other person in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

      4.14. No Encumbrances. Except as set forth in Schedule 2.2, Seller has, and upon consummation of the transaction contemplated by this Agreement Purchaser will have, good title to all Assets which it owns, free and clear of all liens, charges, security interests, encumbrances or any other rights or interests of others.

      4.15. No Defaults. Seller has taken all actions reasonably necessary to enable it to perform when due all obligations under any Contracts or Permits, all of which are in full force and effect, and there has not occurred any default or other event which with the lapse of time or giving of notice or both may become a default under any of the foregoing documents.

      4.16. Litigation. There are no claims, actions, suits or proceedings pending or, to the best knowledge of Seller, threatened by or against Seller or affecting it in any court or before any governmental or administrative authority, including but not limited to claims, actions or suits by Dealers and/or Subscribers. Seller is subject to no decree, judgment, order or notice of any kind which enjoins or restrains it from taking any action of any kind.

      4.17. Employee and Labor Matters. Seller has not been, and is not, a party to any collective bargaining or other union agreement. Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, immigration laws, terms and conditions of employment, and wages and hours. None of Seller's employees is represented by a union nor are there any applications for certification of a collective bargaining agent pending. Within the last two years, Seller has experienced no, and there is not presently pending or existing any, union organization attempts or work stoppages. There has not been, and there is not presently pending or existing, any unfair labor practice or discrimination charge or complaint against Seller or, to the knowledge of Seller, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other similar national, state or local body. There are no strikes, requests for representation, slowdowns, picketing, work stoppages, or grievances actually pending or threatened against or affecting Seller. No question concerning representation as defined in the National Labor Relations Act has been raised with Seller or, to the knowledge of Seller, is threatened against it. No consent of any union or any other person or authority is required for, and no collective bargaining agreement restricts, the execution of this Agreement, the consummation of any of the transactions contemplated hereby, the termination of employment of any Employee, or the closing or relocation of any facility including Seller's Central Monitoring Station.

      4.18. Employee Benefits.

            (a) Seller has never been and is not a party to (i) any employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to (ii) any employment, consulting, agency, commission, retirement, stock, stock option, incentive pay, severance pay or non-competition agreement or any profit-sharing, vacation, deferred compensation or pension agreements or plans, or similar arrangements, whether written or oral, or formal or informal, other than the health insurance plan identified on Schedule 4.18 and defined herein as the "Plan" (a true and correct copy of which has been delivered to Purchaser). All obligations, whether arising by operation of law, by contract or by past custom, for payments with respect to the Plan or with respect to unemployment compensation benefits, social security benefits, accrued vacation, or other benefits for Employees, arising as a result of employment during periods prior to the Closing Date have been or shall be paid by Seller.

            (b) Upon termination of the employment of any Employee by Seller, Purchaser shall not incur any liability for any severance or termination pay or other similar payment related to that Employee's employment by Seller (such liability being solely Seller's).

            (c) The Plan is in compliance with its terms and with ERISA and other applicable laws and all agreements and instruments applicable to the Plan. No violation of ERISA has at any time occurred in connection with the administration of the Plan, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or threatened against the Plan, or any administrator or fiduciary thereof, which could result in any liability.

            (d) Full payment as of the Effective Time has been made of all amounts which Seller is required to have paid under the Plan up to the Effective Time.

            (e) The Seller does not provide, nor has it at any time provided, coverage under any welfare benefit plan, as defined in Section 3(1) of ERISA (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of its retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his own expense.

      4.19. Intentionally left blank.

      4.20. Customers, Dealers, Distributors and Suppliers. Schedule 4.20 contains a true and complete list of all Dealers and the number of Subscribers whose Accounts are monitored for each such Dealer and the RMR attributable to each such Dealer as of the Closing Date. There are no problems in Seller's business relations with the foregoing persons and, except as described in Schedule 4.20, there are no disputes between Seller and any of such persons pending or, to the knowledge of Seller, threatened. True and complete copies of all contracts with the foregoing persons in effect as of the Execution Date as well as descriptions of all oral contracts in effect have been delivered to Purchaser and are in full force and effect in accordance with their terms, and there are no defaults or assertions of default thereunder. True and complete copies of all such contracts executed between the Execution Date and the Closing Date will be delivered to Purchaser at the Closing and they will be in full force and effect in accordance with their terms and there will be no defaults or assertions of default thereunder. Seller is not aware of any Dealer that is planning to terminate its relationship with Seller or the Purchased Business (except for Reliable Hawk). One true and complete copy each of Seller's standard "Installer Contract" form which it uses with Dealers and its standard "Alarm Monitoring Agreement" form it uses with Subscribers are included as Exhibit 4.20. Seller has in force with no less than fifteen percent (15%) of all Dealers and eighty percent (80%) of all Subscribers a valid and enforceable contract utilizing said forms. All such agreements are fully assignable to Purchaser by their terms. Seller shall use its best efforts to renew, for Purchaser's account, each such contract which expires during the Interim Period. Seller has neither agreed to modify, nor modified, the preprinted text of either such form in contracts with any of the Dealers or Subscribers in the twelve months ended on the Execution Date and shall not agree to modify either form or use any other form of agreement or modify any oral agreement from the Execution Date through the Closing Date.

      4.21. Related Party Transactions. Except as contemplated by this Agreement, no shareholder, relative of a shareholder, partner, officer or director of Seller has any interest in any of the Assets or is a party to any Contract with Seller affecting the Purchased Business or the Assets.

      4.22. Disclosure. No representation or warranty by Seller in this Agreement, and no certificate or written statement furnished or to be furnished to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact, or omits or shall omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Seller which materially adversely affects or in the future would (so far as can now be reasonably foreseen) materially adversely affect the Purchased Business, its financial condition or its business which has not been set forth in this Agreement, any Schedule, Exhibit, or other information or written materials provided by Seller to Buyer.

      4.23. Minimum Number of Subscribers. As of the Execution Date the Central Monitoring Station is monitoring the security alarm systems of a minimum of 7,800 Subscribers and is earning a minimum of Thirty Nine Thousand Dollars ($39,000.00) in RMR from such monitoring activities.

      4.24. Contracts and Policies of Insurance. Schedule 4.24 is a true and complete list of all contracts and policies of insurance which Seller has in force on the Execution Date all of which will remain in effect until the end of the Transition Period . Purchaser will not become liable for any claims related to any occurrences prior to the Closing Date, which would have been covered by such insurance policies, by reason of the consummation of the transactions contemplated by this Agreement.

      5.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

      As of the date hereof and as of the Closing Date, Purchaser represents and warrants to, and agrees with, Seller as follows:

      5.1. Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and Purchaser has provided or will provide Seller at Closing a photocopy of its Articles of Organization and a photocopy of its Operating Agreement.

      5.2. Power of Authority. Purchaser has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by Seller, constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. The Manager of Purchaser has been duly authorized to execute this Agreement on behalf of Purchaser. Attached on Exhibit 5.2 is a true and complete copy of the resolutions authorizing the transactions contemplated by this Agreement.

      5.3. No Conflict. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Purchaser will result in the violation of or default under:

            (a) any of the provisions of the Articles of Organization or Operating Agreement of Purchaser;

            (b) any agreement or other instrument to which Purchaser is a party or by which Purchaser is bound; or

            (c) any law, rule, regulation, order, judgment or decree applicable to Purchaser.

      5.4. Disclosure. No representation or warranty by Purchaser in this Agreement, and no certificate or written statement furnished or to be furnished to Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact, or omits or shall omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

      6.    COVENANTS.

      6.1. Continued Conduct of Business During Interim Period. During the period beginning December 31, 1996 and ending on the Closing Date (the "Interim Period"), Seller has and shall continue to:

            (a) conduct the Purchased Business only in the usual and ordinary course, consistent with past practice;

            (b) refrain from making any material change in Seller's accounting practices or procedures;

            (c) refrain from incurring any obligations or liabilities other than those that are usual and normal in the ordinary course of business, consistent with past practice;

            (d) have in effect and maintain at all times all insurance now in force as described in Schedule 4.24, including third party liability insurance for damages which may be suffered by any Subscriber, in the amount of at least one million dollars ($1,000,000) per occurrence;

            (e) use its best efforts to preserve the Purchased Business intact, to preserve and maintain all Intellectual Property, to keep available the services of the present officers and employees of Seller and to make no changes therein, and to preserve the goodwill of all suppliers, customers, licensors, sales representatives and others having business relations with Seller;

            (f) conduct the Purchased Business in accordance with Applicable Law; and

            (g) be solely responsible for the management of the Purchased Business; provided however, that during said period Seller shall permit Purchaser, at Purchaser's sole option and expense, to locate in Seller's principal place of business from time to time during normal business hours (on a full or part-time basis) not more than two (2) administrative and/or technical managers ("Purchaser's Managers") for the purpose of consulting with and assisting Seller's management personnel in the management of the Purchased Business, it being understood that Purchaser's Managers shall work in an advisory capacity only. Purchaser shall, to the best of its ability, assist Seller in the conduct of the Purchased Business during the Interim Period but shall incur no liability to Seller for advice given to Seller.

      6.2. Transition Period. Seller agrees to maintain the facility that constitutes its Central Monitoring Station for such period, not to exceed twenty one (21) days following the Closing Date (the "Transition Period"), as is necessary for Purchaser to (i) transfer the monitoring of the purchased Accounts to Purchaser's central monitoring station (or to a third-party central monitoring station chosen by Purchaser), and (ii) to pack and ship (at Purchaser's expense) those purchased Assets constituting tangible personal property. During the Transition Period, Seller agrees to take such further actions as may be reasonably necessary to assist in the timely transfer of the Assets to Purchaser. Purchaser covenants that it will undertake its best efforts to accomplish the transition required by this Section 6.2 by the close of business on Wednesday, March 5, 1997. In the event of any delay beyond that date due to the fault of Purchaser, Purchaser agrees that it will reimburse Seller for its payroll expenses for the Transition Period, provided that such expenses shall be only for the personnel listed on Schedule 6.2, who will be compensated at the rates as set forth thereon.

      6.3. Access to Records. Purchaser's representatives, attorneys and accountants have had, prior to the date hereof, and shall continue to have until the Closing Date and thereafter, reasonable access to the records (including all contracts with Dealers and Subscribers), audits and properties of Seller as well as to all information relating to taxes, commitments, contracts, title to properties and the financial condition of, or otherwise pertaining to, the Seller. From the date hereof, Seller agrees to cause its accountants to cooperate with Purchaser and its accountants in making available all financial information concerning Seller, as is requested, and Purchaser and its accountants shall have the right to examine all working papers pertaining to examinations of Seller, or preparation of its reports, by its accountants. Unless and until the purchase contemplated herein is consummated, Purchaser shall hold in confidence, and shall use its best efforts to cause its representatives, attorneys and accountants to hold in confidence, all information obtained as aforesaid. During the Interim Period Purchaser shall neither reproduce nor remove from Seller's premises, without Seller's prior consent, any list of Dealers or Subscribers prepared by Seller. If the purchase contemplated by this Agreement is not consummated, Purchaser shall return to Seller or destroy (at Seller's option) all copies of documents received from Seller as Seller may reasonably request and shall continue to be bound by the terms of the confidentiality letter between the parties dated August 14, 1996.

      6.4. Action by Seller. Seller shall use its best efforts to cause each of the conditions set forth in Section 7.1 to be fulfilled on or prior to the Closing Date.

      6.5. Action by Purchaser. Purchaser shall use its best efforts to cause each of the conditions set forth in Section 7.3 to be fulfilled on or prior to the Closing Date.

      6.6.  Employees.

            (a) The parties agree that none of Seller's Employees will be employed by Purchaser. Purchaser shall not be deemed an employer of any Employees or be responsible for any damage caused to any third party or for any liability incurred by Seller or the Purchased Business prior to the Closing Date. Seller shall be responsible for the health care continuation requirements of all Employees and former Employees of the Seller who worked in the Purchased Business, such continuation to be made in accordance with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code. All other obligations in respect of the Employees arising prior to the Closing Date shall be paid by Seller.

      6.7. No Shop. From the Execution Date through the Closing Date, neither Seller nor any of its officers, directors, affiliates, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any corporation, partnership, individual, person or other entity or group with respect to the sale of Seller or the Assets (other than sales of inventory in the ordinary course of business) or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. Seller shall promptly communicate to Purchaser the terms of any proposal or contact which it may receive in respect of any such transaction.

      6.8. Noncompetition and Nonsolicitation. During the period commencing with the Execution Date and ending on the third (3rd) anniversary of the Closing Date, neither Seller or any of its principal shareholders agreeing to be bound by this Section 6.8 shall:

            (a) enter into competition with Purchaser by establishing a remote alarm system monitoring center in the State of New Jersey or providing third party alarm system monitoring or similar services to those provided by the Purchased Business from any location to any person within twenty five (25) miles of any location where Purchaser or any affiliate or subsidiary of Purchaser provides such services;

            (b) solicit any Dealer or Subscriber for the purposes of providing any services similar to those provided by the Purchased Business, either by such party or by any other person or entity;

            (c) reveal the customer list of Seller and the Purchased Business to any person;

            (d) employ any employee of Purchaser or its affiliates or subsidiaries, or solicit or encourage any such employee to terminate his employment with any of the foregoing; or

            (e) take any other action which is intended to, or which would reasonably be expected to:

            (f)   adversely affect Purchaser's interest in any Account;

            (g)   adversely affect Purchaser's interest in the Purchased
      Business;

            (h) adversely affect Purchaser's contractual relationship with any Dealer or Subscriber; or

            (i) discourage any Dealer, Subscriber or supplier from continuing its business relationship with Purchaser after the Closing Date on the same terms as were maintained with Seller.

      Notwithstanding any other provision of this Agreement, Seller agrees that neither money damages nor arbitration would be a sufficient remedy for breach of this Section 6.8 and that the Purchaser shall be entitled to specific performance, injunctive relief or other equitable relief as a remedy for breach of this Section 6.8. Such remedies shall be in addition to any other remedies available at law or in equity. The parties agree that the state and federal courts located in Cook County, Illinois are the proper venue for seeking such relief, and no party shall attempt to have the venue of any such action changed to any other court.

      Notwithstanding the foregoing, the parties expressly agree that so long as the provisions of this section 6.8 are not violated, Seller's principal shareholders may be employed as supervisors or monitors at alarm stations not owned by any of them.

      6.9. Assistance in Transition. Seller agrees that commencing immediately following the Closing Date and during the two (2) week period immediately thereafter Seller will assist Purchaser in the process of transition. Such assistance will include joint written announcements of the purchase by Purchaser of the Purchased Business and of the ongoing services to be provided by Purchaser. In addition, Seller's Principals will personally introduce Purchaser and its President and operating personnel, as appropriate, to the ten (10) Dealers representing the largest amount of RMR for Accounts being purchased hereunder.

      7.    CONDITIONS TO OBLIGATIONS OF PURCHASER AND SELLER.

      7.1. Conditions to Obligations of Purchaser. All obligations of Purchaser hereunder are, at its option, subject to the fulfillment of each of the following conditions on or before the Closing Date:

            (a)   The representations and warranties of Seller set forth in
      Section 4 shall be true and correct on the Closing Date with the same force and effect as if made at and as of such date;

            (b) Seller shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

            (c) No action or proceeding shall be pending by any person, government, governmental, authority, regulatory body or agency to enjoin, restrict or prohibit:

            (d)   the sale and purchase of the Assets contemplated hereby; or

            (e) the right of Purchaser to own the Assets or conduct the Purchased Business;

            (f) No material Assets shall have been stolen, damaged or destroyed and there shall have occurred no event or events having a material adverse effect on the financial condition, assets, liabilities, equity, results of operations, business or prospects of Seller, whether or not in the ordinary course of business;

            (g) Seller shall have delivered to Purchaser the opinion of Seller's counsel substantially in the form of Exhibit 7.1(e);

            (h) Seller shall have delivered executed Personal Property Lease Assignment Agreements, Contract Assignment Agreements, License Assignment Agreements, and any and all other authorizations, permits and consents necessary for Purchaser to lawfully own and operate the Purchased Business, including executed consents where necessary to accomplish the assignment in conformity with the underlying agreements, for all material contracts, leases, agreements and permits to be acquired by Purchaser pursuant to this Agreement;

            (i) Seller shall have received any and all other authorizations, permits and consents necessary to validly sell, assign and transfer the Assets to Purchaser and for Purchaser's assumption of the Assumed Liabilities; and

            (j) Seller shall have completed and delivered all Schedules and Exhibits to this Agreement in a manner reasonably satisfactory to Purchaser and such Exhibits and Schedules as completed shall not contain any material adverse information with respect to the economic value of the transactions contemplated by this Agreement not previously disclosed to Purchaser.

      8.    PURCHASER'S OPTION.

      8.1. In case any condition referred to in Section 7.1 to be performed or complied with at or prior to the Closing Date shall not have been so performed or complied with, Purchaser may, without limiting any other right that Purchaser may have, at its sole option, either:

            (a) rescind this Agreement by notice to Seller, and in such event Purchaser shall be released from all obligations hereunder; or

            (b) waive compliance with any such term, covenant or condition in whole or in part.

      8.2. Conditions to Obligations of Seller. All Obligations of Seller hereunder are, at its option, subject to the fulfillment of each of the following conditions on or before the Closing Date.

            (a)   The representations and warranties of Purchaser set forth in
      Section 5 shall be true and correct at the Closing Date with the force and effect as if made at and as of such date;

            (b) Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date;

            (c) No action or proceeding shall be pending by an person, government, governmental authority, regulatory body or agency to enjoin, restrict, or prohibit the sale and purchase of the Assets contemplated hereby; and

            (d) Purchaser shall have received any and all other authorizations, permits and consents necessary for Purchaser to purchase the Assets and to assume the Assumed Liabilities.

      8.3. Seller's Option. In case any condition referred to in Section 7.3 to be performed or complied with as of the Closing Date shall not have been so performed or complied with, Seller may, without limiting any other right that Seller may have, at its sole option, either;

            (a) rescind this Agreement by notice to Purchaser, and in such event Seller shall be released from all obligations hereunder; or

            (b) waive compliance with any such term, covenant or condition in whole or in part.

      9.    INDEMNIFICATION.

      Indemnification by Seller.

      9.1. Seller and its principal shareholders, Jeffrey Goldberg, William Paynton and Desmond Starr jointly and severally hereby agree to indemnify and hold Purchaser harmless against any Loss arising out of or due to:

            (a) breach of any representation or warranty by Seller contained herein or in any document delivered hereunder;

            (b) breach of any covenant or agreement by Seller contained herein to be performed at, prior to or after the Closing Date.

            (c) liabilities of Seller which relate to the ownership or use of any of the Assets or the conduct of the Purchased Business prior to the Closing Date which are not Assumed Liabilities including liabilities arising from or relating to:

                  (i) taxes imposed on Seller, the Purchased Business or any other Assets for any period prior to the Closing Date unless disclosed, specifically assumed by Purchaser and reserved against;

                  (ii) injuries to, the death of, or the contraction of diseases by, any person resulting from exposure to hazardous substances or other materials prior to the Closing Date without regard to when such injuries or diseases are first manifested;

                  (iii) the generation, processing, handling, storage or
            disposition of or contamination by Waste Material prior to the Closing Date, including costs and penalties incurred in the monitoring, cleanup or correction of any such event or condition;

                  (iv) any pollution or other damage or injury to the environment arising out of events occurring or conditions existing prior to the Closing date, including costs and penalties incurred in the monitoring, cleanup or correction of any such event or condition; and

                  (v) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters set forth in Section 8.1(a) through (d).

      9.2. Indemnification by Purchaser. Purchaser shall indemnify and hold Seller harmless against any Loss arising out of or resulting from:

            (a) breach of any representation or warranty by Purchaser contained herein or in any document delivered hereunder;

            (b) breach of any covenant or agreement by Purchaser contained herein to be performed at, prior to or after the Closing Date; or

            (c) the Assumed Liabilities and any other liabilities with respect to the conduct of the Purchased Business on and after the Closing Date, including liabilities arising from or relating to:

                  (i) any taxes imposed on the Assets or the conduct by the Purchaser of the Purchased Business for periods on or after the Closing date;

                  (ii) injuries to, the death of or the contraction of any diseases by, any person resulting from exposure to hazardous substances or other materials on or after the Closing Date;

                  (iii) the generation, processing, handling, storage or
            disposition of or contamination by any Waste Material on or after the Closing Date, including costs and penalties incurred in the monitoring, cleanup or correction of any such event; and

                  (iv) any pollution or other damage or injury to the environment occurring on or after the Closing Date, and caused to by Purchaser, including costs and penalties incurred in the monitoring, cleanup or correction of any such event

            (d) Providing monitoring services for the Accounts purchased hereunder following the Closing Date.

      9.3.  Indemnification Procedures.

For the purposes of this Section 9.3, the term "Indemnitee" shall refer to the person or persons entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.1 or 9.2. The term "Indemnitor" shall refer to the person or persons having the obligation to indemnify pursuant to such provisions.

            (a) An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a "Third Party Claim"), the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all Losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice. In the event the Indemnitor exercises its right to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall co-operate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, unless the settlement involves only the payment of money by the Indemnitor. Similarly, no Third Party Claim which is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor.

      9.4. Survival of Representations, Warranties and Indemnity Obligations. All representations, warranties, covenants and indemnification obligations contained in this Agreement, shall survive the Closing and any investigation made at any time by or on behalf of a party.

      9.5.  Calculation of Losses.

      Losses shall be determined after taking into account any insurance proceeds received by an Indemnitee or its affiliates from a non-affiliated insurance company on account of such Losses (after taking into account any costs incurred in obtaining such proceeds and any increase, determined in the reasonable judgment of the Indemnitee and confirmed by insurance company, in insurance premiums as a result of a claim with respect to such proceeds).

      10.   MISCELLANEOUS.

      10.1. Brokerage. Purchaser and Seller each represent and warrant to the other that they have retained no broker or other person entitled to a commission, finder's fee or other like payment in connection with the transactions contemplated by this Agreement, other than Lee Jones whose fees will be paid by Purchaser. Each party will indemnify the other for any claims made against such other party for brokerage commissions which result from the actions or agreements of the indemnifying party.

      10.2. Assignment. The respective rights and obligations of Purchaser and Seller under this Agreement shall not be assignable by Purchaser or Seller without the prior written consent of the other; provided however, that Purchaser shall not be required to obtain Seller's prior written consent for an assignment of the rights and liabilities of Purchaser under this Agreement or of this Agreement in its entirety to any subsidiary of Purchaser, to the parent company of Purchaser, to a sister corporation of Purchaser, or to a sister limited liability company of Purchaser. Upon such assignment and demonstration of the requisite relationship by Purchaser, all the rights and powers of Purchaser and remedies available to it hereunder shall extend to and be enforceable by such subsidiary, parent, or sister company, and appropriate changes shall be made in all appropriate documents and in applicable parts of this Agreement, reflecting such assignment but no such assignment shall release Purchaser from its obligations hereunder. Nothing herein expressed or implied shall confer upon any person, other than the parties hereto or their respective successors, assigns, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      10.3. Notices. Any notice, consent, request, claim, demand, instruction or other communication to be given hereunder by Purchaser or Seller shall be in writing and shall be deemed to have been given when actually received. Any such notice, consent, request, claim, demand, instruction or other communication may be given by mail, overnight courier service, telex, or telefax, and shall be addressed as follows:

      If to Purchaser, to:

      Security Associates International, Inc..
      2101 S. Arlington Heights Road
      Arlington Heights, IL   60005-4142
         Attention:  President

      If to Seller, to:

      Northern Central Station
      Clove Road
      Little Falls, New Jersey 07424
         Attention:  President

      with a copy to:

      Williams, Caliri, Miller & Otley
      Route 23
      Wayne, New Jersey 07474-0995
         Attention: John H. Hague, Esq.

      or to such other address as a party may from time to time designate by notice to the other.

      10.4. Costs. The expenses of each party in connection with this Agreement shall be the sole responsibility of such party.

      10.5. Incorporation by Reference. The Schedules, Exhibits, certificates and other documents attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by this reference.

      10.6. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior agreements, understandings, and representations, whether oral or written. This Agreement shall not be modified, amended or terminated except by written agreement of the parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof. Unless and only to the extent specified in this Agreement, Seller and Purchaser do not intend to confer any rights or benefits on any third parties arising out of or related to this Agreement or the transactions contemplated herein.

      10.7. Set Off Rights. In addition to the rights of the parties to indemnification pursuant to Section 8 hereunder, Seller and Purchaser shall each have the right to set off against any debt owed to the other party any damages or losses of any kind suffered as a result of the other party's failure to perform its obligations under this Agreement, breach of warranty or covenant, or any other act or failure to act in connection with this Agreement; provided that such right of set off is not modified or prohibited by an award in arbitration or a judgment by a court of competent jurisdiction.

      10.8. Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

      10.9. Arbitration. Except as provided in Section 6.8.5 or, any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The award rendered by the arbitrator may include attorneys' fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Cook County, Illinois, or at any other place selected by mutual agreement of Seller and Purchaser; shall be decided by one neutral arbitrator who has been a member in good standing of the appropriate state bar for at least 15 years, has expertise in the process of arbitration and interpreting contracts in mergers and acquisitions and commercial transactions, and is selected in accordance with the Commercial Arbitration Rules; and shall proceed under the Expedited Procedures of those rules, irrespective of the amount in dispute. Except to the extent the arbitrator may award attorneys' fees to a prevailing party, each party shall bear its own costs and expenses and an equal share of the arbitrator's fee and the administrative fees of the arbitration. Purchaser agrees that if the Seller prevails in any arbitration action pursuant to this Section 9.9, Purchaser will pay to Seller the reasonable incremental costs to Seller of conducting such arbitration in Cook County, Illinois over the costs to Seller of conducting such arbitration in Passaic County, New Jersey, as determined by the arbitrator.

      10.10. Governing Law. This Agreement shall be construed in accordance with the law of the State of Illinois excluding its conflict of laws rules.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

      ATTEST:                         All-Security Monitoring Services, L.L.C..

                                      By:/s/ James S. Brannen
                                         -------------------------------
                                      As Its Manager

      ATTEST:                         Northern Central Station, Inc.


                                      By:/s/ William Paynton, President
                                         -------------------------------
                                      As Its President

The undersigned, being all of the shareholders of Northern Central Station, Inc. acknowledge that they will receive substantial economic benefits upon the consummation of the transactions contemplated by this Agreement. In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated herein the undersigned hereby agrees to be bound by Sections 6.9 and 8 hereof.

DATED: February 25, 1997

                                       By:  /s/ Jeffrey Goldberg
                                         -------------------------------
                                                  Jeffrey Goldberg

                                       By:  /s/ William Paynton
                                         -------------------------------
                                                  William Paynton

                                       By:  /s/ Desmond Starr
                                         -------------------------------
                                                  Desmond Starr